UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2016

Federal Home Loan Bank of New York

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Park Avenue, Floor 5, New York, New York	10178-0599
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 441-6616

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2016, the Board of Directors of the Federal Home Loan Bank of New York (“Bank”) approved and adopted certain amendments to the Bank’s Bylaws intended to comply with the Federal Housing Finance Agency’s (“Finance Agency”) final rule on corporate governance. On November 19, 2015, the Finance Agency issued a rule generally effective December 21, 2015 (the “Corporate Governance Rule”) that, among other things, requires each Federal Home Loan Bank to designate in its bylaws a body of law to follow for its corporate governance and indemnification practices and procedures that may arise for which no federal law controls.

The Bank’s amendments to the Bylaws to address the requirements in the Corporate Governance Rule include the Bank’s election to follow the corporate governance and indemnification practices and procedures contained in the New York Business Corporation Law in the absence of Federal law. Here, the Bylaws make it clear that no rights are being granted to third parties, including shareholders, as a result of this election. In addition, conforming adjustments to match New York law were made to existing provisions contained in the Bylaws pertaining to the indemnification of directors, officers and employees. Further, apart from matters pertaining to the Corporate Governance Rule, various ministerial, technical and conforming changes were made throughout the Bylaws.

The description of the changes to the Bylaws contained in this report is qualified in its entirety by reference to the amended and restated Bylaws, which is attached hereto as Exhibit 3(ii), and incorporated herein by reference into this Item 5.03. A marked copy of the amended and restated Bylaws, reflecting the amendments, is also attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3(ii) Amended and Restated Bylaws of the Bank, effective February 18, 2016

99.1 Amended and Restated Bylaws of the Bank, effective February 18, 2016, marked to show changes from the prior version of the Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Federal Home Loan Bank of New York

Date: February 24, 2016	By:	/s/ Kevin M. Neylan
		Name:	Kevin M. Neylan
		Title:	Senior Vice President and Chief Financial Officer